EXHIBIT 10.19

      MITSUI GLOBAL PRECIOUS METALS Sydney o
[LOGO    Hong Kong o Tokyo o London o New York

                                              Mitsui & Co. Precious Metals, Inc.
                                              200 Park Avenue
                                              New York, NY 10166

                                              Tel  (212) 878-4122
                                              Fax  (212) 878-4811

September 24, 2004

AMI Doduco Inc
1003 Corporate Lane
Trevose, PA 19053

Attention: Mr Raymond Matsey

Gentlemen:

We are pleased to confirm that we have entered into the following Consignment Agreement (the "Agreement") with you as of the date written above.

Consignor:                                   Consignee:
Mitsui & Co. Precious Metals Inc.            AMI Doduco Inc
200 Park Avenue                              1003 Corporate Lane
New York, NY 10166                           Export, PA15632

Telephone: (212) 878-4122                    Telephone: (724) 733-8332
Fax:       (212) 878-4811                    Fax:       (724) 325-4007

1.    MATERIAL:        (a) Silver bars of approximately 1,000 toz each, minimum
                       99.99% fine, being of a quality acceptable for delivery on the Commodity Exchange, Inc. ("Comex").

                       (b) Palladium, Loco Johnson Matthey PA or any other mutually agreeable location PM 99.95 percent minimum purity, or

                       (c ) Rhodium, Loco: Loco Johnson Matthey PA or any other mutually agreeable location PM 99.9 percent minimum purity, or

                       (d) any other material at any other location as mutually agreed, "Material"

2. NATURE OF           Consignee shall, from time to time during the duration
   TRANSACTION:        of this Agreement, take Material on consignment from
                       Consignor, whereby the following shall be mutually agreed upon:

                       (i) the consignment rate payable with respect to the requested consignment

                       (ii) the value of the Material on which Consignment Fees shall be calculated

                       (iii) the date on which such Material shall be due to be
                             purchased or withdrawn from Consignment ("Maturity Date").

                       (iv) agreed upon quantities of Material ("Consigned Material"),

                       Each Consignment shall be governed by this Agreement together with the specific terms of each Consignment as set forth on Consignor's telex or telecopier confirmation in the form of Exhibit A attached hereto ("Confirmation")

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                                                                   EXHIBIT 10.19

3.    PLACE OF         Consignee's Plant, or as otherwise agreed.
      DELIVERY:

4.    DATE OF          From time to time, as requested by Consignee.
      OF DELIVERY:

5.    DURATION:        This Agreement shall expire one year from the date on
                       which this Agreement is signed (the "Termination Date"), unless at least five (5) Business Days prior to the Termination Date (or any subsequent Termination Date) the parties mutually agree to rollover the Agreement for another one-year period. (Each one-year period being referred to hereinafter as a "Term" and the Rate to be applied during such Term.) The Termination Date for such subsequent Term or Terms shall be as set forth in a Confirmation.

6.    PLACE OF         Citibank New York
      PAYMENT          ABA # 021000089
                       In favor of: Mitsui & Co. Precious Metals, Inc.
                       A/C # 3043-5654

7.    PLACE OF         Place of origination or otherwise agreed.
      RETURN

8.    RETURN OR PURCHASE
      OF CONSIGNED
      MATERIAL:        Consignee shall return or purchase consigned Material
                       hereunder as follows:

      A. From time to time during the duration of this Agreement, Consignee, upon notification to Consignor (which notification if oral shall be confirmed by telex or facsimile) may purchase consigned Material at a price equal to the product of (i) the number of ounces of consigned Material being purchased and (ii) the London Fix (or otherwise agreed ) price per troy ounce (the "Purchase Price.) Consignee shall pay the Purchase Price within two Business Days of pricing the Material, in accordance with the provisions of paragraph
            6. above.

      B. From time to time during the duration of this Agreement Consignee, upon notification to Consignor and consent of Consignee (which notification, if oral shall be confirmed by email or facsimile) may return consigned Material to Consignor at the Place of Return, provided Consignee pays to Consignor all Consignment Fees accrued to the date of such return in respect of such consigned Material

9.    TERMINATION:

      A. Prior to the Termination Date, Consignee may elect one of the following by written notice to Consignor received at least two (2) Business Days before the Termination Date.

            (i) Consignee shall purchase the consigned Material which has not been purchased or returned (the "Remaining Material"), at the Purchase Price, determined as of two Business Days prior to the Termination Date: or

            (ii) Consignee shall return the Remaining Material to the Place of Return.

      B. If the Consignee does not make one of the elections specified above, all Remaining Material will be deemed purchased by the Consignee on the Termination Date. The Purchase Price for the

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                                                                   EXHIBIT 10.19

            Remaining Material, will be calculated using the formula described in paragraph 8.A. above, as of two Business Days prior to such Termination Date.

      C. Consignee shall pay the Purchase Price, if any, and any outstanding Fees on the Termination Date by deposit of immediately available funds to Consignor's account, as set forth in paragraph 6 .

10.   ASSIGNMENT:

Consignor may assign its rights to the Consignment Fee and/or its interest in and rights to the return of or the purchase of and payment for the Material only with the prior written consent of Consignee.

11.   RISK

All risk of damage to or Loss of Material after delivery to Consignee shall be assumed by Consignee.

12.   ENTIRE AGREEMENT:

This Agreement incorporates the attached Appendix A - Consignment Agreement Terms and Conditions, and constitutes the entire Agreement of the parties on the subject matter thereof. This Agreement cancels and supersedes any prior agreements, offers, proposals and negotiations between the parties.

To signify your agreement hereto, please sign indicated below and return to us a copy of this letter together with a signed copy of Appendix A attached.

                                              Sincerely yours,

                                              MITSUI & CO PRECIOUS METALS INC.


                                              By: /s/ Tim Gardiner
                                                 -------------------------------
                                                      Name:  Tim Gardiner
                                                      Title: President and COO


AGREED:

AMI Doduco Inc


By:  /s/ Thomas Considine
   ---------------------------------
         Authorized Signatory

Name:   Thomas Considine
     -------------------------------
Title:    Treasurer
      ------------------------------

Date:    November 1, 2004
     -------------------------------

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                                                                   EXHIBIT 10.19

                                   Appendix A

                              CONSIGNMENT AGREEMENT
                              TERMS AND CONDITIONS

The provisions of this Appendix are terms and conditions of the Agreement to which this Appendix is attached.

A. Definitions. The following terms, when used in the Agreement, have the meanings stated:

      1. "Agreement " means the letter agreement for the consignment of silver between the Consignor and the Consignee evidenced by the instrument to which this Appendix is attached, when signed by the Consignor and the Consignee, and this Appendix, when signed by the Consignee.

      2. "Assignee" means an entity to which the Consignor makes an assignment pursuant to paragraph 10. of the Agreement.

      3. "Business Day" means any day except Saturday or Sunday on which banks in New York City are open for business.

      4.    "Consignee" means the entity designated as such in the Agreement.

      5. "Consignor" means Mitsui & Co. Precious Metals, Inc., a Delaware corporation.

      6. "Fair Market Value" of the Material means an amount equal to the London Fix (or otherwise agreed) price per troy ounce on the date of valuation multiplied by the number of fine troy ounces of Material being valued.

      7. "Material" means the quantity of silver, palladium, rhodium or any other material at any other location as mutually agreed underlying the Agreement, as specified in paragraphs 1 and 2, of the Agreement.

      8.    "Guarantor" means Technitrol Inc.

B, Representations, Warranties and Covenants of Consignee and Consignor. Consignee and Consignor represents, warrants and covenants to each party as of the time of entering into this Agreement and as of the time of entering into each consignment hereunder that:

      1. it is duly formed, validly existing and in good standing under the laws or the jurisdiction of its incorporation;

      2. it has the corporate power and authority to execute and deliver the Agreement and to carry out all the provisions thereof;

      3. the person signing this Agreement is duly authorized and empowered to do so;

      4. it shall not create, incur, assume or suffer to exist any mortgage pledge, lien, charge or encumbrance of any nature whatsoever on any Consigned Material delivered hereunder other than the security interests granted to Consignor in paragraph D herein;

      5. it shall notify Consignor promptly upon the occurrence of any loss, theft or destruction of the Material hereunder;

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                                                                   EXHIBIT 10.19

      6. it shall advise Consignor promptly in writing upon the occurrence of any default under this Agreement.

C. Consignment Fee. Consignee will pay Consignor the Consignment Fee, based on the number of days the material is held on consignment, in arrears, as mutually agreed. Payment of the Consignment Fee shall be in U.S.Dollars in immediately available funds to Consignor's Place of Payment, as specified in paragraph 6. of the Agreement, provided that in the event Consignee shall receive a Notice of Assignment which specifies that Consignor's rights to the Consignment Fee have been assigned, Consignee shall pay the Consignment Fee to such place as the Assignee specifies after such receipt, and shall have no further obligations to the Consignor.

D.    Title to Material; Security Interest.

            1. At all times from delivery of Material to Consignee under the Agreement until Material is returned, or purchased and paid for by Consignee, title to Material shall be in Consignor and at no time shall Consignee have, or have the ability to create in any third party, any property interest in the Material. Consignee hereby authorizes Consignor to take any and all steps necessary or appropriate to advise third parties that the Material is the property of the Consignor. Consignee shall permit agents or representatives of Consignor to inspect, at reasonable hours and upon reasonable advance notice, the Material and Consignee's books and records relating directly to ownership of Material, and to make abstracts or reproductions or such books and records. Consignee will arrange and maintain insurance coverage on the Silver and will deliver to Consignor a copy of an insurance certificate issued by insurer.

            2. Consignee agrees to sign such Financing Statements and Continuation Statements and other documents, in such forms as reasonably requested by Consignor to evidence Consignor's ownership of Consigned Material.

E. Return or Purchase of Material. If and to the extent that Consignee elects or is required to return Material as specified in paragraphs 8B and 9A of the Agreement, Consignee shall return such Material to Consignor as specified in the Agreement, provided that in the event this Agreement or Consignor's rights to and interest in Consigned Material are properly assigned hereunder, all Consigned Material then or thereafter to be returned to Consignor under the Agreement shall be delivered to the account of the Assignee named in the Notice of Assignment, at the address specified therein, unless Consignee is otherwise instructed in writing by the Assignee, and Consignee shall have no further obligation to Consignor.

      If and to the extent Consignee elects or is required to purchase Material as specified in paragraphs 8A. and 9. of the Agreement, Consignee shall pay the Purchase Price to Consignor by depositing two Business Days after such purchase the amount thereof in U.S. dollars in immediately available funds to the Place of Payment specified in paragraph 6 of the Agreement, provided that in the event this Agreement or Consignor's rights to and interest in Material are properly Assigned hereunder, Consignee shall pay such purchase price to the Assignee named in the Notice or Assignment, as specified therein, unless Consignee is otherwise instructed in writing by the Assignee, and Consignee shall have no further obligation to Consignor.

F. Time of Essence. Consignee and Consignor understand and agree that time is of the essence in performing all of their obligations hereunder, including Consignee's obligations to return, or purchase and pay for, Consigned Material and to pay the Consignment Fee and Consignor's obligation to deliver material on time.

G. Consideration. The parties mutually acknowledge that their agreement to this transaction has involved the exchange of goods and valuable consideration.

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                                                                   EXHIBIT 10.19

H. Events-of-Default. The occurrence or any of the following events shall constitute an "Event of Default":

      1. Consignee's failure to make any payment when due or to return any consigned Material when due under this Agreement and such failure is not cured on or before the third Business Day following receipt or notice of such failure from Consignor;

      2. Consignee's failure to perform any other material obligation under the Agreement or any other agreement between Consignor and Consignee and such failure is not cured within 30 days following receipt of notice of such notice from Consignor; or


      3. the commencement of any proceedings by or against Consignee under any law relating to bankruptcy, insolvency or the relief or debtors, if not stayed or dismissed within 60 days, or the making of an assignment by Consignee for the benefit of creditors under any law governing the relationships between debtors and creditors, or the appointment of a trustee, conservator, liquidator or similar officer for Consignee on any or all or its property.

I. Liability Upon an Event of Default. If at any time an Event of Default has occurred and is then continuing, Consignor shall have the right to terminate this Agreement, except that if an Event of Default under paragraph H.3. herein should occur, the Agreement shall be deemed to have been terminated prior to such date. Once the Agreement is terminated, the parties' obligations to make payments or perform with respect to this Agreement shall cease, except for the obligations set forth herein.

      1. On the date of such termination, Consignee shall be obligated to Consignor in an amount equal to:

            (a) Subject to paragraph 2. below, the Fair Market Value of an amount of Material equal to the quantity of Material previously delivered by Consignor under the Agreement and not yet purchased or returned, if any (the "Remaining Material"), whether or not then due, on the day on which Consignor declares Consignee to be in default or as soon thereafter as is reasonably practicable; and

            (b) any unpaid amounts which had already accrued but had not yet been paid under the Agreement; and


            (c) any costs of enforcing this agreement, including legal fees, incurred by Consignor, as a result of an Event of Default.

      2. Consignee may, in lieu of making the payment in connection with subsection 1.a. herein, return to Consignor the Remaining Material at the Place of Return within one Business Day after Consignor declares an Event of Default to have occurred, together with payment to Consignee for Consignment Fees accrued in respect of Remaining Material to the date of return.

      3. Consignor's rights under this Section I., and otherwise provided in this Agreement, shall be Consignor's sole rights upon an Event of Default, (whether by agreement, operation or law, in equity of otherwise). In no event shall Consignee be liable to Consignor for any special, consequential, indirect or punative damages, including lost profits.

      J. Governing Law, Submission to Jurisdiction. The Agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts

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                                                                   EXHIBIT 10.19

      made and to be performed within the Commonwealth of Pennsylvania. The parties hereto consent to the jurisdiction and venue of the courts of the Commonwealth of Pennsylvania or the courts of the United States sitting in the Commonwealth of Pennsylvania in connection with any controversy or dispute arising out of or related to this Agreement.

      K. Reimbursement of Taxes, Etc. Consignee shall promptly reimburse Consignor for all taxes (except taxes on Consignor's income), levies, imposts, duties, charges, costs and fees incurred in connection with delivery of Material to Consignee and shall indemnify Consignor against any and all such liabilities. If Consignee shall be required to withhold any taxes or similar charges from any Fee, Purchase Price, interest on any Purchase Price or other amount payable hereunder, Consignee shall pay Consignor such amount so that after any and all such withholding or deduction Consignor shall receive the amount or such payment herein provided for, had no such withholding or deduction been required. Consignee may present Consignor evidence of an exemption for such withholding or deduction and Consignor shall not withhold or deduct and such amounts.

      L. Amendments; No Waiver. The Agreement shall not be amended, or in any way modified, except by a writing signed by the parties hereto and any Assignee. No waiver of any provision of the Agreement may be implied from any course of dealing by either party or any Assignee or from any failure by either party or any Assignee to assert its rights on any occasion or series of occasions.

      M. Notices. All notices under the Agreement shall be given by certified or registered mail or courier, postage prepaid, or by email or telecopy with confirmation to the respective parties hereto at the address of such party specified on the first page of the Agreement or at such other address as either party shall designate for itself by written notice to the other party hereto. All notices shall be sent to the attention of:

      in the case of the Consignor, Mr R. Timothy Gardiner and in the case or the Consignee, Mr Raymond Matsey

      All notices to a party hereunder shall he deemed received when delivered at the address for such party specified above during normal business hours. Normal business hours shall be from 9:00 a.m. to 5:00 p.m., New York time, on any Business Day.

      N. Consignor Has No Responsibility for Recommendations: Consignee represents that it did not enter into the Agreement, and agrees that it shall not hold Consignor responsible for losses sustained by Consignee, as a result or any prediction or recommendation made by any representative of Consignor.

      O. Force Majeure: Each party's performance of its obligations hereunder is subject to suspension by reason of events of Force Majeure, which shall include strikes, boycotts, fires, floods, other natural disasters, wars, interruptions in transportation, requirements or regulations of governmental agencies, and all other disabling causes without regard to the foregoing enumeration beyond control of the party. Affected party's obligations shall be suspended so long as any such cause prevents or delays its performance. In the event of any occurrence interrupting or reducing the operations of mines or plants where items covered hereby are produced or processed or any other occurrence beyond Consignor's reasonable control affecting Consignor's ability to perform hereunder, delivery may, at Consignor's option, be deferred so long as the condition prevents or delays performance, provided Consignee shall have the right to terminate any outstanding orders upon notice of the Force Majeure. After termination of any such contingency, Consignee may accept delivery in the regular course, but shall have no obligation to accept delivery, and Consignor shall not be liable for any delay. In the event of suspension, interruption or termination of delivery by Consignor for a period in excess of thirty (30) days, then Consignee may terminate this Agreement upon five (5) days' written notice, and upon termination Consignee shall have no further liability or obligation hereunder except for any payments of obligations due up to such date of termination.

      P. Late Payment: Any sum by Consignee if not paid when due shall bear interest, compounded daily, from its due date until the actual date of payment at a rate equal to Citibank N.A.'s publicly announced

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                                                                   EXHIBIT 10.19

      prime rate per annum, plus 0.75% per annum, from time in time in effect during the period (but not more than the highest amount at the time permitted by law).

      Q. Severability: In the event any provision or the Agreement shall be held invalid or unenforceable by a court or competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.


AGREED:

AMI Doduco Inc


By:  /s/ Thomas Considine
   -----------------------------------
         Authorized Signatory

Name:  Thomas Considine
Title:  Treasurer

Date:   November 1, 2004
     ---------------------------------